Exhibit 10 (ee)

  December 6,1995

  Mr. Ronald L. Skates
  Data General Corporation
  3400 Computer Drive
  Westboro, MA 01580

  Dear Mr. Skates:

  The purpose of this letter is to memorialize the bonus opportunity granted to you by the Corporation's Board of Directors at its meeting on December 6, 1995. The terms of the opportunity are:

  You will be entitled to earn as a cash bonus for the 1996 Fiscal
  Year the greater of (a) $200,000 for each $.10 of earnings per share, with a maximum payment of 250% of salary, which earnings per share would be based on primary reported net income per share as of the close of the 1996 fiscal year or (b) 1.5% of the increase in market capitalization based on the following formula: the difference between
  (i) the product of the average daily closing market price of the Corporation's Common Stock on the New York Stock Exchange for 30 trading days prior to the close of the 1996 fiscal year times the number of shares actually outstanding as of the close of the 1996 fiscal year and (ii) the product of the average daily closing market price of the Corporation's Common Stock on the New York Stock Exchange from October 2, 1995 through December 6, 1995 times the number of shares actually outstanding as of the close of business of the 1995 fiscal year. In the event of a change of control, the change of control price will be used to determine the bonus and the bonus would be payable upon the change of control. The Board would have the power to modify the award in the event of extraordinary transactions, excluding change of control. The Board would retain the right to award discretionary bonuses to you.

  For your information, the "starting" calculation for purposes of that portion of the bonus opportunity relating to market capitalization is: $11.67 (average daily closing market price on the NYSE from 10/2 - 12/6/95) X 37,932,730 (the number of shares actually outstanding as of the close of business on 9/30/95) = $442,674,959.10.


  Very truly yours,

  DATA GENERAL CORPORATION


  By_____________________

  ACCEPTED AND AGREED:

  Ronald L. Skates